Exhibit 2.4

                               CROP HAIL INSURANCE
                              QUOTA SHARE CONTRACT
                     (hereinafter referred to as "Contract")


                           Effective: January 1, 1998


                                    issued to

                          Continental Casualty Company
                   (hereinafter referred to as the "Company")


                                       by

                              IGF Insurance Company
                          and its Affiliated Companies
              (hereinafter collectively referred to as "Reinsurer")





ARTICLE 1 - TERM


This Contract shall apply to losses occurring on and after 12:01 a.m. Central Standard Time, January 1, 1998 as respects new and renewal policies on business covered by this Contract, becoming effective on and after said date and shall continue in full force and effect until terminated as provided below.


This Contract shall terminate automatically upon the exercise of a Put Right or Call Right as defined under the Strategic Alliance Agreement (hereinafter "SAA") between Continental Casualty Company and IGF Holdings, Inc. and its Affiliated Companies, to which this Contract is attached, with termination becoming effective at the end of the Crop Year in which such Put Right or Call Right is exercised, and no policies written after the effective time of termination shall be covered hereunder.


ARTICLE 2 - BUSINESS COVERED


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The Company agrees to cede and the Reinsurer agrees to accept a 100% quota share of the liabilities of the Company under all policies of Crop Hail insurance, meaning all policies, binders, certificates, endorsements, contracts, coverage written by Producers Lloyds Insurance Company and Pallisers Insurance Company and reinsured by the Company, or other evidences of liability, written or renewed by or on behalf of the Company during the term of this Contract and classified by the Company as crop hail, including allied coverages as described under the Company's policies (hereinafter "policies" as used in this Contract).



ARTICLE 3 - TERRITORY


This Contract applies to the territory of the Company's business covered hereunder.



ARTICLE 4- ORIGINAL CONDITIONS


All amounts ceded hereunder shall be subject to the same gross rating and to the same clauses, conditions, exclusions and modifications of the policies reinsured hereunder, subject to the limits, terms and conditions of this Contract.


Except as specifically and expressly provided for in the Insolvency Article, the provisions of this Contract are intended solely for the benefit of the parties to and executing this Contract, and nothing in this Contract shall in any manner create, or be construed to create, any obligations to or establish any rights against any party to this Contract in favor of any third parties or other persons not parties to and executing this Contract.


ARTICLE 5 - LOSSES


The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses. All such adjustments, settlements and compromises, including ex-gratia payments, and loss expenses shall be binding on the Reinsurer in proportion to its' participation. The Company shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient; and all loss payments made shall be shared by the Reinsurer proportionately. The Reinsurer shall, on the other hand, benefit proportionately from all reductions of losses by salvage, compromise or otherwise.


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In the event the Company's  paid losses and loss expenses  exceed the Net Earned
Premium Income less ceding commission, the Reinsurer agrees to advance the amount by which the losses exceed the Net Earned Premium Income less ceding commission within 30 days of receipt of a written report substantiating such a request.


ARTICLE 6 - EXCESS OF ORIGINAL POLICY LIMITS


This Contract shall protect the Company as provided in Article 2 - Business Covered in connection with loss in excess of the limit of the original policy.


However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.


For the purpose of this Article, the word "loss" shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.


ARTICLE 7 - EXTRA CONTRACTUAL OBLIGATIONS


This Contract shall protect the Company as provided in Article 2 - Business Covered where the loss includes any extra contractual obligations.


The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of this Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in preparation of the defense or in trial of any action against its insured, or reinsured as provided for in
Article 2, or in the preparation or prosecution of an appeal consequent upon such action.


The date on which any Extra Contractual Obligation loss is incurred by the Company shall be deemed, in all circumstances, to be the date of the original occurrence, or the date the original claim is first made, whichever is applicable.


However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually


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or  collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any loss covered hereunder.



ARTICLE 8 - CURRENCY


Where the word "dollars" and/or the sign "$" appear in this Contract, they shall mean United States dollars.


For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States currency, such premiums or losses shall be converted in to United States dollars at the actual rates of exchange at which these premiums or losses are entered in the Company's books.



ARTICLE 9 - ACCOUNTS, REPORTS AND PAYMENTS


As soon as possible after the end of the season, but no later than December 15th of each Agreement Year, with Agreement Year meaning any January 1st through December 31st for which coverage applies under this Contract, the Company shall provide the Reinsurer with a complete account, to include but not be limited to the following:


   Net Earned Premium income accounted for during the Agreement Year, meaning gross earned premium income on business accounted for during that Agreement Year less any returned premium and earned income paid for reinsurances, recoveries under which inure to the benefit of this Contract; less


   The ceding commission as provided for in this Contract: less;


   Losses and loss adjustment expense paid during the Agreement Year, with loss adjustment expense for external adjusters including part time loss adjusters capped at 4%, except for the reinsurance agreement with Producers Lloyds Insurance Company wherein the loss adjustment expense shall be capped at 4.5% and as incurred under the reinsurance agreement with Pallisers Insurance Company, of gross written premium accounted for during the Agreement Year; plus


   Subrogation, salvage, or other recoveries on losses occurring during the term of the Agreement Year being accounted for.


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Within 15 days of receipt of the Company's report, the Reinsurer shall remit any balance due to the Company as respects such report.


As soon as possible after the conclusion of each calendar quarter and Agreement Year the Company will provide any other information the Reinsurer may require for its Convention Statement which may be reasonably available to the Company.



ARTICLE 10 - CEDING COMMISSION


The Reinsurer will allow the Company a ceding commission under the reinsurance agreement with Producers Lloyds Insurance Company of 27.5% provisional and increasing to 31.5% at a loss ratio of 48%, plus intermediary fees and under the reinsurance agreement with Palliser Insurance Company (of 26% provisional and increasing to 29% at 54% loss ratio, plus intermediary fees.


Return commission shall be allowed on return premiums at the same rate.



ARTICLE 11  - OFFSET


The Company or the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums or losses.



ARTICLE 12 - ACCESS TO RECORDS


Upon reasonable notice, the Reinsurer, or its designated representative, shall have access at any reasonable time to inspect and audit the books and records of the Company which pertain in any way to this reinsurance and it may make copies of any records pertaining thereto. This right of inspection, audit and information shall survive termination of this Contract and shall run to the natural expiry of all liabilities under the policies reinsured.



ARTICLE 13 - TAXES


In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making tax returns, other than


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Income or Profits Tax returns, to any state or territory of the United States of
America or to the District of Columbia.



ARTICLE 14 - ERRORS AND OMISSIONS


Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.



ARTICLE 15 - AMENDMENTS


This Contract may be altered or amended in any of its terms and conditions by mutual consent of the Company and the Reinsurer by an Endorsement hereto. Such Endorsement will then constitute a part of this Contract.



ARTICLE 16 - LOSS FUNDING


This Article is only applicable to those Reinsurers who cannot qualify for credit by the State, meaning the state, province or Federal authority having jurisdiction over the Company's loss reserves.


As regards policies issue by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance department or set up on its books reserves for losses covered hereunder which it shall be required to set up by law it will forward to the Reinsurer a statement showing the proportion of such loss reserves which is applicable to them.


The Reinsurer hereby agrees that it will apply for and secure delivery to the Company a clean irrevocable and unconditional Letter of Credit issued by a bank chosen by the Reinsurer and acceptable to the appropriate insurance authorities, in an amount equal to the Reinsurer's proportion of the loss reserves in respect of known outstanding losses that have been reported to the Reinsurer and allocated loss expenses relating thereto as shown in the statement prepared by the Company. Under no circumstances shall any amount relating to reserves in respect of losses or loss expenses Incurred But Not Reported be included in the amount of the Letter of Credit.


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The Letter of Credit  shall be  "Evergreen"  and shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date, the bank shall notify the Company by certified or registered mail that it elects not to consider the Letter of Credit extended for any additional period.


The Company, or its successors in interest, undertakes to use and apply any amounts which it may draw upon such Credit pursuant to the terms of the Contract under which the Letter of Credit is held, and for the following purposes only:


     To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any liability for loss reinsured by this Contract, the payment of which has been agreed by the Reinsurer and which has not otherwise been paid.


     To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer's share of any liability reinsured by this Contract.


     In the event of expiration of the Letter of Credit as provided for above, to establish deposit of the Reinsurer's share of known and reported outstanding losses and allocated loss expenses relating thereto under this Contract. Such cash deposit shall be held in an interest bearing account separate from the Company's other assets, and interest thereon shall accrue to the benefit of the Reinsurer. It is understood and agreed that this procedure will be implemented only in exceptional circumstances and that, if it is implemented, the Company will ensure that a rate of interest is obtained for the Reinsurer on such a deposit account that is at least equal to the rate which would have been paid by Citibank N.A. in New York, and further that the Company will account to the Reinsurer on an annual basis for all interest accruing on the cash deposit account for the benefit of the Reinsurer.


The bank chosen for the issuance of the Letter of Credit shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.


At annual intervals, or more frequently as agreed but never more frequently than semiannually, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer's share of known and reported outstanding losses and allocated loss expenses relating thereto. If the statement shows that the Reinsurer's share of such losses and allocated loss expenses exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice


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of such excess,  secure delivery to the Company of an amendment of the Letter of
Credit increasing the amount of credit by the amount of such difference. If, however, the statement shows that the Reinsurer's share of known and reported outstanding losses plus allocated loss expenses relating thereto is less than the balance of credit as of the statement date, the Company shall, within thirty
(30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.




ARTICLE 17 - INSOLVENCY


This reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under Policy or Policies reinsured without diminution, because of the insolvency of the Company, to the Company or its liquidator, receiver, or statutory successor.


In the event of insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim filed against the Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefits which may accrue to the Company solely as a result of the defense so undertaken by the Reinsurer.


Should the Company go into liquidation or should a receiver be appointed, the Reinsurer shall be entitled to deduct from any sums which may be or may become due to the Company under this reinsurance Contract, any sums which are due to the Reinsurer by the Company under this Contract and which are payable at a fixed or stated date, as well as any other sums due to the Reinsurer which are permitted to be offset under applicable law.


It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except a) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company and b) where the Reinsurer with the consent of the direct insured or insureds has assumed


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such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.


In no event shall anyone other than the parties to this Contract or, in the event of the Company's insolvency, its liquidator, receiver, or statutory successor, have any rights under this Contract.



ARTICLE 18 - ARBITRATION


As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified mail, return receipt requested.


One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified mail of its intention to do so, may appoint the second arbitrator.


If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All arbitrators shall be disinterested active or retired executive officers of insurance or reinsurance companies, Underwriters at Lloyd's London not under the control of either party to this Contract, or a qualified arbitrator supplied by the AAA.


Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.


The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Arbitration shall take place in Chicago, Illinois. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Illinois. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.


The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.



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Each party shall bear the expense of its own  arbitrator  and shall  jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law. The panel is prohibited from awarding punitive, exemplary or
treble  damages,   of  whatever  nature,  in  connection  with  any  arbitration proceeding concerning this Contract.



ARTICLE 19 - CHOICE OF LAW


This Contract, including all matters relating to formation, validity and performance thereof, shall be interpreted in accordance with the law of the State of Illinois.



ARTICLE 20 - INTER-COMPANY POOLING


It is understood and agreed that the Company has entered into the CNA Reinsurance Pooling Agreement whereby it assumes 100% (one hundred percent) of the liability of the other participants in the CNA Reinsurance Pooling Agreement. This present Contract protects such assumed liability and attaches prior to redistribution, if any, within the participating companies. Such redistribution shall be disregarded for all purposes of this present Contract. For all purposes of this present Contract, other member companies of the CNA Reinsurance Pooling Agreement are: National Fire Insurance Company of Hartford, American Casualty Company of Reading Pennsylvania, Transportation Insurance Company, Transcontinental Insurance Company, Valley Forge Insurance Company, CNA Casualty of California, CNA Lloyd's of Texas and Columbia Casualty Company.


It is also understood and agreed that the Company shall include the insurance companies of the Continental Corporation which are affiliated with, controlled by or under common management of CNA.



ARTICLE 21 - ENTIRE CONTRACT


This Contract and that certain Strategic Alliance Agreement, the Ancillary Agreements, Crop Hail Insurance Services and Indemnity Agreement, MPCI Insurance


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Services and  Indemnity,  Multiple Peril Crop  Insurance  Quota Share  Agreement
effective July 1, 1997, Multiple Peril Crop Insurance Quota Share Reinsurance Contract effective July 1, 1997, and the Crop Hail Quota Share Agreement - effective January 1, 1998, between the parties, represent the entire agreement and understanding among the parties. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist and/or are contemplated between the parties.



ARTICLE 22 - SEVERABILITY


If any law or regulation of any Federal, State, or Local Government of the United States of America or the provinces of Canada or the ruling officials of any supervision over insurance companies, should render illegal this Contract, or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may upon written notice to the other suspend, abrogate, or amend this Contract insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulations or ruling.


Such illegality, suspension, abrogation, or amendment of a portion of this Contract shall in no way affect any other portion thereof.


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IN WITNESS WHEREOF the parties  acknowledge  that no intermediary is involved in or brought about this transaction, and the parties hereto, by their authorized representatives, have executed this Contract:


on this     day of                                           1998


CONTINENTAL CASUALTY COMPANY



By: ________________________________________________



Attested by: _________________________________________



and on this       day of                            1998


IGF INSURANCE COMPANY
and its AFFILIATED COMPANIES




By: ________________________________________________



Attested by:__________________________________________






                               CROP HAIL INSURANCE
                              QUOTA SHARE CONTRACT
                         (referred to as the "Contract")
                           Effective: January 1, 1998
                                    issued to
                          Continental Casualty Company
                         (referred to as the "Company")
                                       by
                              IGF Insurance Company
                          and its Affiliated Companies
                        (referred to as the "Reinsurer")